Sub-Item 77K:  Change in the registrant's certifying accountants

Due to the reorganization on August 21, 2017, of the Rainier International Discovery Fund, which was previously included as a series of Rainier Investment Management Mutual Funds, into the Rainier International Discovery Series, which is a series of Manning & Napier Fund, Inc. (the "registrant/Fund"), the services of Deloitte & Touche LLP ("D&T") are no longer
required.   This reorganization was approved by the shareholders
on August 11, 2017. The registrant engaged Pricewaterhouse Coopers LLP ("PWC") as the independent auditors for the Fund as PwC is the independent auditors for the rest of the series of Manning & Napier Fund, Inc. D&T's reports on Fund's financial statements for the fiscal years ended March 31, 2017 and March 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the registrant's fiscal years ended March 31, 2017 and March 31, 2016 and the interim period commencing April 1, 2017 and ending August 20, 2017, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As indicated above, registrant has engaged PwC as the independent auditors to audit the Fund's financial statements for the fiscal year ended October 31, 2017. During the Fund's fiscal years ended March 31, 2017 and March 31, 2016 and the interim period commencing April 1, 2017 and ending August 20, 2017, neither the Fund nor anyone on its behalf has consulted PwC on items which (i) concerned the application of accounting principles to a specified transaction, neither completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

D&T has submitted a letter addressed to the Securities and Exchange Commission confirming that the relationship has ceased.
A copy of the letter from D&T to the Securities and Exchange
Commission is filed as an exhibit hereto.